Exhibit 99.1

The Empire District Electric Company Earnings Report

JOPLIN, Mo.--(BUSINESS WIRE)--July 28, 2011--The Empire District Electric Company (NYSE:EDE), an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended June 30, 2011.

Highlights

  The Company reported consolidated earnings for the second quarter of 2011 of $9.2 million, or $0.22 per share, compared with 2010 same quarter earnings of $7.4 million, or $0.18 per share. Earnings for the twelve months ended June 30, 2011 were $52.5 million, or $1.26 per share. This compares to earnings of $38.7 million, or $1.03 per share, for the 2010 twelve month period.
  On May 22, 2011, the Joplin, Missouri area suffered significant damage from a powerful EF-5 tornado. As a result, approximately 4,200 residential, commercial and industrial customers remain unable to return to service due to damaged or destroyed structures. Storm restoration costs are estimated at $20 million to $30 million, of which $18 million has been incurred to date. The majority of these costs have been capitalized. The immediate loss of revenue associated with the tornado was offset by rate increases that became effective during 2010 and early 2011, increased usage due to storm recovery efforts and near-record hot weather during the month of June. The Company however expects a continuing loss of electric load and corresponding revenues over the next several months as customers rebuild.
  In response to the expected loss of electric revenues, our current level of retained earnings and other relevant factors, the Company announced shortly after the tornado the suspension of the quarterly dividend for the third and fourth quarters of 2011. Based on current conditions and knowledge, at today’s meeting the Company’s Board of Directors reaffirmed their expectation to re-establish the dividend at an approximate level of $0.25 per quarter after this two quarter suspension.
  On June 15, 2011, the Company implemented rate increases resulting from a settlement agreement approved by the Missouri Public Service Commission (MPSC) equivalent to an estimated $18.7 million of additional annual revenue. As part of this settlement approved by the MPSC, construction accounting and $14.5 million of annualized regulatory amortization expense ceased. This increase resulted from the Company’s September 28, 2010 rate request filing which corresponded with completion of the construction cycle described in our Regulatory Plan approved by the MPSC in August 2005. The increase reflects investments related to the Iatan 2 Generating Station.
  The Company recently filed a rate request with the Kansas Corporation Commission (KCC) seeking an annual increase in electric customer revenues of approximately $1.5 million, or 6.39%. The filing seeks to recover the remaining costs associated with the Company’s investment in Iatan 1, Iatan 2 and Plum Point Generating Stations, and other costs deferred since the units were placed in service. On June 30, 2011, the Company filed a true-up request with the Oklahoma Corporation Commission (OCC) for an annual increase in base rates for our Oklahoma customers in the amount of $0.6 million, or 4.1%.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Quarter Ended June 30, 2011
	Electric	Gas	Other	Consolidated
Revenues	$120,329	$7,303	$1,609	$129,093
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	47,228	2,712	––	49,940
Other Operating Expenses	55,306	3,663	1,198	60,019
Operating Income	17,795	928	411	19,134
Net Income	$8,792	$(27)	$410	$9,175
Earnings Per Weighted-Average Share, Basic and Diluted				$0.22

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Quarter Ended June 30, 2010
	Electric	Gas	Other	Consolidated
Revenues	$106,686	$6,516	$1,428	$114,482
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	44,255	2,265	––	46,520
Other Operating Expenses	49,043	3,708	1,080	53,683
Operating Income	13,388	543	348	14,279
Net Income	$7,405	$(372)	$336	$7,369
Earnings Per Weighted-Average Share, Basic and Diluted				$0.18

Second quarter Electric Results

Electric segment revenues were higher for the 2011 quarter compared to 2010 by approximately $13.6 million. Rate changes, primarily from Missouri and Kansas customers, increased revenues approximately $13.4 million over the 2010 period. The destruction and corresponding loss of electric load caused by the May 22 tornado decreased revenues an estimated $2.2 million compared to the 2010 second quarter. The impact of weather and other factors, primarily increased usage due to storm restoration activities, increased revenues an estimated $1.1 million. Off-system revenues were higher by $0.9 million as well. Other revenue increased electric segment revenues by $0.4 million compared to the 2010 second quarter.

Total fuel and purchased power expenses for the quarter increased by approximately $3.0 million compared to the 2010 quarter. While the Company’s coal fuel costs increased $6.1 million in the 2011 quarter when compared to 2010, gas fuel costs decreased $3.2 million. Increased volumes and prices related to coal were partially offset by decreases in volume and prices related to natural gas. Purchased power costs decreased by approximately $1.5 million compared to the 2010 period which was mostly attributable to lower volumes. Fuel adjustment mechanisms, including the effect of recognizing fuel expense as previously deferred costs are recovered from customers, increased fuel expense by approximately $1.6 million compared to the adjustments made in the 2010 second quarter.

Other operating expenses increased in total by approximately $0.1 million during the second quarter of 2011 compared to 2010. Maintenance expenses increased by approximately $1.0 million when comparing the two periods. The increase was incurred by both production and distribution areas which were $0.3 million and $0.7 million higher, respectively. Depreciation and amortization increased approximately $3.2 million in the 2011 quarter compared to 2010. The increase was mostly attributable to higher levels of regulatory amortization prescribed in our Missouri electric rate increase granted last September as well as increased levels of plant in service. The regulatory amortization expense ended on June 14, 2011, in connection with implementing rates from our most recent Missouri electric rate case. Other taxes, such as property, franchise and city taxes, increased $1.0 million over the 2010 period. In summary, the electric segment net income was $8.8 million for the 2011 quarter compared to $7.4 million for 2010.

Second quarter Gas Results

Gas segment revenues for the second quarter of 2011 were higher by $0.8 million compared to 2010. The cost of natural gas sold and transported increased $0.4 million. Gas segment operating expenses were lower by approximately $0.3 million while maintenance and depreciation expenses were relatively flat when comparing the quarters. Net income for the gas segment was $(0.1) million for the 2011 quarter compared to $(0.4) million for 2010.

Second quarter Consolidated Results

Total interest expense increased approximately $1.3 million in the 2011 second quarter compared to 2010. Long term debt interest expense decreased by $0.5 million mostly from refinancing $100 million of debt in 2010. Short term debt interest was also lower by approximately $0.2 million, and other interest costs were lower by an estimated $0.4 million which was mostly due to carrying charge deferrals related to the Iatan 2 Generating Station. However, a decrease in the allowance for funds used during construction (AFUDC) income of $2.4 million offset these other interest cost decreases. The Company’s other income and deductions lowered earnings compared to the 2010 second quarter as the equity AFUDC decreased approximately $1.8 million. The Company’s AFUDC was lower mainly due to the Iatan 2 and Plum Point Generating Stations being in service during the 2011 second quarter.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Twelve Months Ended June 30, 2011
	Electric	Gas	Other	Consolidated
Revenues	$512,686	$48,101	$6,526	$566,721
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	205,805	23,991	––	229,796
Other Operating Expenses	224,156	17,438	4,804	245,806
Operating Income	82,725	6,672	1,722	91,119
Net Income	$47,951	$2,879	$1,707	$52,537
Earnings Per Weighted-Average Share, Basic and Diluted				$1.26

	Twelve Months Ended June 30, 2010
	Electric	Gas	Other	Consolidated
Revenues	$445,745	$52,384	$5,762	$503,299
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	188,629	29,457	––	218,086
Other Operating Expenses	194,027	17,284	4,324	215,043
Operating Income	63,089	5,643	1,438	70,170
Net Income	$35,546	$1,813	$1,352	$38,711
Earnings Per Weighted-Average Share, Basic and Diluted				$1.03

Twelve Months Ended Electric Results

Electric segment revenues for the twelve months ended June 30, 2011 increased $66.9 million over the same 2010 period. Rate increases added approximately $46.2 million to the 2011 period compared to the 2010 period, primarily from the Company’s Missouri jurisdiction. The estimated weather impact added approximately $13.1 million. While customer growth contributed an additional $1.9 million over the 2010 period, the destruction and corresponding loss of electric load caused by the May 22 tornado decreased revenues an estimated $2.2 million. Off-system revenues increased approximately $6.5 million over the 2010 period and other electric revenues increased $1.4 million on a comparative basis. Total fuel and purchased power expenses for the 2011 twelve month period increased by approximately $17.2 million over the 2010 period. Increased overall volumes, in large part due to warmer summer temperatures in the 2011 twelve month period, resulted in increased electric fuel and purchased power expense. In addition, fuel expense increased over last year due to the effect of recognizing expense as previously deferred costs are recovered from customers. Other operating expenses increased about $5.5 million, and maintenance expenses increased approximately $5.4 million. Depreciation increased $11.9 million, which was primarily driven by increased Missouri regulatory amortization and depreciation of plants put in service in 2010 not eligible for regulatory deferrals. Other taxes were higher by $3.4 million in the 2011 period compared to 2010. Overall, the electric segment 2011 twelve month period resulted in net income of $47.9 million compared to $35.5 million for the same 2010 period.

Twelve Months Ended Gas Results

Revenues from gas operations during the 2011 twelve month period decreased $4.3 million compared to the same 2010 period. The cost of natural gas sold and transported decreased $5.5 million during 2011, resulting in an overall increase in gas segment margin (defined as gas operating revenues less costs of gas in rates) of $1.2 million. The increased margin was primarily the result of the gas rate case which was effective April 1, 2010. Other operating expenses decreased by $1.2 million, while maintenance expenses were slightly lower by $0.1 million. Depreciation was higher by $1.1 million compared to the 2010 period, but other taxes were lower by approximately $0.2 million. The gas segment net income for the twelve month 2011 period was $2.9 million compared to $1.8 million for 2010.

Twelve Months Ended Consolidated Results

Total interest charges increased approximately $1.1 million in the 2011 twelve month period compared to 2010. Interest expense related to long term debt decreased $3.7 million, and short term debt interest was lower by $0.6 million. Other interest costs were lower by $2.2 million which was largely due to carrying charge deferrals. Lower debt related costs were offset by a decrease in income related to debt AFUDC of $7.6 million. The other income and expense category decreased earnings by $6.0 million when comparing the twelve month periods and was primarily driven by a decrease in equity AFUDC as the Iatan 2 and Plum Point Generating Stations were in service during the 2011 period.

Reconciliation of Earnings Per Share

The following reconciliation of basic earnings per share compares the quarter and twelve months ended June 30, 2011 versus June 30, 2010 and is a non-GAAP presentation. The economic substance behind our non-GAAP earnings per share (EPS) measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. We believe this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and we believe this information is useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. We also note that this presentation does not purport to be an alternative to earnings per share determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

	Quarter Ended	Twelve Months Ended
Earnings Per Share – June 30, 2010	$0.18	$1.03
Revenues
Electric segment	0.21	1.18
Gas segment	0.01	(0.08)
Other segment	0.00	0.01
Expenses
Electric fuel and purchased power	(0.05)	(0.30)
Cost of natural gas sold and transported	(0.01)	0.09
Operating – electric segment	0.00	(0.10)
Operating – gas segment	0.00	0.02
Maintenance and repairs	(0.01)	(0.09)
Depreciation and amortization	(0.05)	(0.23)
Change in effective income tax rates	0.00	0.05
Other taxes	(0.01)	(0.06)
Interest charges	0.02	0.11
AFUDC	(0.06)	(0.24)
Other income and deductions	0.00	(0.00)
Dilutive effect of additional shares	(0.01)	(0.13)

Earnings Per Share – June 30, 2011	$0.22	$1.26

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, July 29, 2011, at 1:00 p.m. Eastern Time to discuss earnings for the second quarter and twelve months ended June 30, 2011. To phone in to the conference call, parties in the United States should dial 1-877-941-6009, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4458669#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 211,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Forms 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
Media Communications:
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
Investor Relations:
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com